Exhibit 99.1

Rani Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results; Provides Corporate Update

- Announced up to $1.085 billion collaboration with Chugai Pharmaceutical Co. for multiple high-value therapeutics and completed $60.3 million oversubscribed private placement led by Samsara BioCapital with participation from RA Capital Management, Special Situations Funds, and Invus –

- Announced preclinical data demonstrating successful oral delivery of semaglutide via RaniPill® –

- Announced preclinical data demonstrating the bioequivalence of RT-114, a bispecific GLP-1/GLP-2 dual agonist (PG-102) delivered orally via the RaniPill® capsule, to subcutaneous administration of PG-102 –

- Initiated Phase 1 Study of RT-114 RaniPill® for the treatment of obesity in collaboration with ProGen –

- Conference call today at 4:30 p.m. ET / 1:30 p.m. PT -

SAN JOSE, Calif., March 26, 2026 -- Rani Therapeutics Holdings, Inc. (“Rani Therapeutics” or “Rani”) (Nasdaq: RANI), a clinical-stage biotherapeutics company focused on the oral delivery of biologics and drugs, today reported financial results for the quarter and full year ended December 31, 2025 and provided a corporate update.

“We entered 2026 at an important inflection point, highlighted by the initiation of our Phase 1 study of RT-114, our first orally administered GLP-1/GLP-2 (PG-102) dual agonist delivered via the RaniPill® capsule,” said Talat Imran, Chief Executive Officer of Rani Therapeutics. “Throughout 2025, we generated a robust body of preclinical evidence for RT-114 and our oral semaglutide, demonstrating the potential of the RaniPill® platform to enable oral delivery of complex incretin-based therapies. We also strengthened our balance sheet through an oversubscribed private placement led by a premier syndicate of investors and entered into a collaboration and license agreement with Chugai. With the initiation of our Phase 1 trial of RT‑114 in December 2025, we are well positioned to advance our first oral GLP‑1/GLP‑2 dual agonist into clinical development and continue unlocking the potential of the RaniPill® platform across high‑value therapeutic areas. We look forward to building on the momentum of 2025 as we execute on our clinical, strategic, and partnership objectives in the year ahead.”

Fourth Quarter and Full Year 2025 Highlights:

•
Collaboration and license agreement up to $1.085 billion with Chugai. In October 2025, Rani entered into a Collaboration and License Agreement with Chugai for up to $1.085 billion to develop an oral therapy combining the RaniPill® platform with Chugai’s rare disease antibody. Chugai has an option to expand rights to five additional drug targets. The partnership demonstrates RaniPill®’s potential to convert injectable biologics into oral therapies, improving patient adherence and accessibility.
•
$60.3 million oversubscribed private placement. In October 2025, concurrently with the Chugai Collaboration and License Agreement, Rani raised approximately $60.3 million inclusive of $6.0 million debt conversion of outstanding debt due to Avenue Venture Opportunities Fund (“Avenue”), reducing the Company’s total debt obligations.
•
Preclinical data demonstrating successful oral delivery of semaglutide via RaniPill® capsule. In February 2025, Rani released preclinical data that demonstrated semaglutide administered orally via the RaniPill® capsule (RT-116) resulted in comparable bioavailability, pharmacokinetics and weight loss to subcutaneous administration of semaglutide. RT-116 was well tolerated with no serious adverse events.

•
Preclinical data demonstrating bioequivalence of RT-114, a bispecific GLP-1/GLP-2 receptor agonist (PG-102) delivered orally via the RaniPill® capsule, to subcutaneously administered PG-102. In March 2025, Rani released new preclinical data, where RT-114 yielded a relative bioavailability of 111% compared to PG-102 delivered subcutaneously with comparable pharmacokinetic profiles demonstrating bioequivalence.
•
Initiated Phase 1 study of RT-114 via RaniPill® for the treatment of obesity in collaboration with ProGen. In December 2025, Rani initiated a Phase 1 clinical trial to evaluate the safety, tolerability, bioavailability and pharmacokinetics and pharmacodynamics of single and multiple doses of RT-114.
•
Presented preclinical data on semaglutide delivered orally via RaniPill® at ObesityWeek® 2025. In November 2025, Rani presented preclinical data demonstrating that oral semaglutide administered via the RaniPill® (RT-116) demonstrated comparable bioavailability, pharmacokinetics and weight loss to subcutaneous administration.
•
Late breaking presentation oral, novel, bispecific GLP-1/GLP-2 receptor agonist at ENDO 2025. In July 2025, Rani announced the presentation of preclinical data on oral delivery of RT-114 achieving bioequivalence to subcutaneous injection in canines.
•
Satisfied outstanding debt obligations. In December 2025, Rani repaid all outstanding debt due to Avenue, including the remaining principal balance of $6.2 million, accrued interest, a final payment of $1.7 million, and a prepayment fee of $0.1 million. Upon repayment of these amounts, all obligations due to Avenue were fully satisfied. Rani no longer has any outstanding debt obligations as of December 31, 2025.
•
Appointed Abraham Bassan and Vasudev Bailey, Ph.D. to Board of Directors. In October 2025, concurrently with the closing of the private placement, Rani announced the appointment of Abraham (“Abe”) Bassan, Partner at Samsara BioCapital, and Vasudev Bailey, Ph.D., General Partner at Anomaly Ventures to its Board of Directors.
•
Promoted Alireza Javadi, Ph.D. to Chief Technical Officer. In January 2026, Rani announced the promotion of Alireza Javadi, Ph.D., to Chief Technical Officer.

Fourth Quarter and Full Year 2025 Financial Results:

•
Cash, cash equivalents and marketable securities as of December 31, 2025 totaled $49.7 million, compared to $27.6 million for the year ended December 31, 2024. Rani expects its cash, cash equivalents and marketable securities, including an expected technology transfer milestone payment pursuant to the Chugai agreement, to be sufficient to fund its operations into the fourth quarter of 2027.
•
Contract revenue for the three and twelve months ended December 31, 2025 were $1.5 million and $1.6 million, respectively. Of this, $1.5 million was attributed to a License and Collaboration Agreement and $0.1 million was attributed to evaluation services performed for a customer. Although the Chugai agreement included a $10 million upfront payment, revenue‑recognition guidance requires us to recognize that amount over time as we satisfy our performance obligations. For comparison, there was $1.0 million of contract revenue for the same periods in 2024, all related to evaluation services for a customer.
•
Research and development expenses for the three and twelve months ended December 31, 2025 were $4.9 million and $20.2 million, respectively, compared to $6.8 million and $26.7 million for the same periods in 2024, respectively. The decrease of $6.5 million in R&D expenses in 2025 was primarily attributed to lower compensation costs of $5.3 million, $0.6 million reduction in facilities, materials and supplies, $0.5 million reduction in third-party services, and $0.1 million decrease in other expenses. These reductions reflect cost containment efforts, including the temporary pause or termination of certain R&D programs. We expect the R&D expenses to increase in future periods as we resume some of these programs and continue to invest in platform development.

•
General and administrative expenses for the three and twelve months ended December 31, 2025 were $5.1 million and $19.7 million, respectively, compared to $5.5 million and $23.9 million for the same periods in 2024, respectively. The decrease of $4.2 million in G&A expenses in 2025 was primarily attributed to the cost-containment initiative reducing compensation costs of $2.6 million, $0.5 million reduction in third-party services, $0.7 million reduction in other costs, and $0.4 million reduction in facilities, materials and supplies.
•
Impairment loss for the three and twelve months ended December 31, 2024 were $3.7 million and was attributable to construction-in-progress property and equipment. No impairment loss was recognized for the same periods in 2025.
•
Net loss for the three and twelve months ended December 31, 2025 were $9.1 million and $41.0 million, respectively, compared to $15.7 million and $56.6 million for the same periods in 2024, respectively, including non-cash stock-based compensation expense of $2.2 million for the fourth quarter and $11.8 million for the full year 2025, compared to $4.0 million and $16.0 million for the same periods in 2024, respectively.

Conference Call

Rani will host a corresponding conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss the results and provide a business update. Individuals interested in listening to the live webcast of the conference call may do so by using the link in the “Investors” section of the company’s website at www.ranitherapeutics.com. A webcast replay will be available in the investor relations section on the company’s website following the completion of the call.

About Rani Therapeutics

Rani Therapeutics is a clinical-stage biotherapeutics company focused on advancing technologies to enable the development of orally administered biologics and drugs. Rani has developed the RaniPill® capsule, which is a novel, proprietary and patented platform technology, intended to replace subcutaneous injection or intravenous infusion of biologics and drugs with oral dosing. Rani has successfully conducted several preclinical and clinical studies to evaluate safety, tolerability and bioavailability using RaniPill® capsule technology. For more information, visit ranitherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the potential of the RaniPill® platform to enable oral delivery of complex incretin-based therapies and validation of such potential through clinical trials and collaborations, including its collaboration with Chugai, Rani’s potential to achieve and receive milestone payments under the Chugai agreement, the potential of the RaniPill® platform to convert injectable biologics into oral therapies across high-value therapeutic areas, the sufficiency of Rani’s cash reserves, the timing and extent of its expenses, and future financial performance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “look forward,” “intend,” “potential,” “expect,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rani’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rani’s business in general and the other risks described in Rani’s filings with the Securities and Exchange Commission, including Rani’s annual report on Form 10-K for the year ended December 31, 2025, and subsequent filings and reports by Rani. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rani undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:

investors@ranitherapeutics.com

Media Contact:

media@ranitherapeutics.com

RANI THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$18,618	$3,762
Accounts receivable	2,042	—
Contract asset	—	428
Marketable securities	31,091	23,877
Prepaid expenses and other current assets	1,570	1,677
Total current assets	53,321	29,744
Property and equipment, net	736	1,548
Operating lease right-of-use asset	4,318	5,096
Other assets	246	246
Total assets	$58,621	$36,634
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$309	$1,359
Accrued expenses and other current liabilities	3,943	2,073
Current portion of deferred revenue	6,831	—
Current portion of long-term debt	—	15,000
Current portion of operating lease liability	1,586	1,459
Total current liabilities	12,669	19,891
Long-term deferred revenue	1,708	—
Long-term debt, less current portion	—	9,613
Operating lease liability, less current portion	2,732	3,637
Total liabilities	17,109	33,141
Commitments and contingencies (Note 12)
Stockholders' equity:
Preferred stock, $0.0001 par value - 20,000 shares authorized; none issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Class A common stock, $0.0001 par value - 800,000 shares authorized; 97,622 and 33,430 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	9	3
Class B common stock, $0.0001 par value - 40,000 shares authorized; 23,970 and 23,972 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	2	2
Class C common stock, $0.0001 par value - 20,000 shares authorized; none issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	165,578	104,889
Accumulated other comprehensive gain	1	5
Accumulated deficit	(132,580)	(102,907)
Total stockholders' equity attributable to Rani Therapeutics Holdings, Inc.	33,010	1,992
Non-controlling interest	8,502	1,501
Total stockholders' equity	41,512	3,493

RANI THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Contract revenue	$1,461	$1,028	$1,633	$1,028
Operating expenses
Research and development	4,908	6,810	20,205	26,682
General and administrative	5,087	5,462	19,738	23,946
Impairment loss	—	3,714	—	3,714
Total operating expenses	$9,995	$15,986	$39,943	$54,342
Loss from operations	(8,534)	(14,958)	(38,310)	(53,314)
Other income (expense), net
Interest income and other, net	383	361	827	1,763
Interest expense and other, net	(348)	(1,124)	(2,891)	(5,033)
Loss on extinguishment of debt	(576)	—	(576)	—
Net loss	$(9,075)	$(15,721)	$(40,950)	$(56,584)
Net income (loss) attributable to non-controlling interest	1,231	(6,775)	(11,277)	(26,566)
Net loss attributable to Rani Therapeutics Holdings, Inc.	$(10,306)	$(8,946)	$(29,673)	$(30,018)
Net loss per Class A common share attributable to Rani Therapeutics Holdings, Inc., basic and diluted	$(0.07)	$(0.27)	$(0.45)	$(1.05)
Weighted-average Class A common shares outstanding—basic and diluted	147,093	32,660	66,138	28,476